Exhibit 8.3

August 22, 2023

To: M-FINANCE LIMITED

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sir/Madam,

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section I below). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region and Taiwan.

We act as legal counsel as to PRC Laws to M-FINANCE LIMITED (the “Company”), a company incorporated under the laws of Hong Kong, on certain matters covered by this Opinion in connection with (a) the proposed initial public offering (the “Offering”) of a certain number of ordinary shares by mF International Limited (the “Issuer”) as set forth in the Issuer’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Issuer with the U.S. Securities and Exchange Commission (the “SEC”) in relation to the Offering, and (b) the proposed listing and trading of the Issuer’s ordinary shares on the Nasdaq Capital Market (“NASDAQ”).

In rendering this Opinion, we have reviewed certain factual statements provided by the Company (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this Opinion. Where certain facts were not independently established or verified by us, we have relied upon certificates or statements issued or made by the relevant PRC governmental authorities and appropriate representatives of the Company. In giving this Opinion, we have assumed:

(a)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

Legal Opinion on Certain PRC Legal Matters

(b)	each of the parties to the Documents, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(c)	the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

(d)	all requested Documents have been provided to us and all factual statements made to us by the Company in connection with this Opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(e)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws in any and all respects;

(f)	all governmental authorizations and other official statements and documentation obtained by the Company from any PRC governmental agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to the PRC governmental agencies for such purposes.

If any evidence comes to light that would indicate any of the Documents referred to above contain any legal deficiency, inaccuracy or other such defect, or if any of the assumptions upon which this opinion are based prove to be incorrect, we reserve the right to revise any relevant expression or conclusion contained in this Opinion and/or issue a supplementary legal opinion, interpretation or revision to this Opinion according to further certified facts.

I.	Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows.:

“CAC”	means the Cyberspace Administration of China.

“CSRC”	means the China Securities Regulatory Commission.

“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this Opinion.

Legal Opinion on Certain PRC Legal Matters

“Shenzhen Subsidiary”	means M-FINANCE Software (Shenzhen) Limited（移动财经软件（深圳）有限公司）, previously wholly owned by the Company before deregistration.

“Group Companies”	Means, collectively, the Issuer, the Company and any subsidiaries of the foregoing.

“PRC Securities Law”	means the Securities Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on December 28, 2019, and came into effect on March 1, 2020.

“Personal Information Protection Law”	means the Personal Information Protection Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on August 20, 2021, and came into effect on November 1, 2021.

“Data Security Law”	means the Data Security Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on June 10, 2021, and came into effect on September 1, 2021.

“Trial Measures and Circular”	means the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, and the set of regulations consisting of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, and five supporting guidelines, issued by the CSRC, which came into effect on March 31, 2023.

II.	Opinions

A.	Opinions Regarding Question 11

Article 177 of the PRC Securities Law stipulates explicitly that the restricted activities for the overseas securities regulatory authorities are activities relating to direct investigation and evidence collection within the territory of the PRC; without the consent by the Chinese securities regulatory authority and the other Governmental Authorities in charge, no Chinese entity or individual may provide documents and materials related to securities business activities to overseas parties arbitrarily without authorization.

To the best of our knowledge, after due inquiries, (i) since the Shenzhen Subsidiary has been deregistered on March 21, 2023, the Group Companies currently do not have any subsidiary nor have entered into any contractual arrangements to establish a variable interest entity structure with any entity in the PRC; (ii) the Group Companies currently do not have any operations in the PRC.

Legal Opinion on Certain PRC Legal Matters

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, as the Issuer is duly incorporated in the British Virgin Islands (“BVI”), with all of its operations conducted outside the PRC and no securities business activities within the territory of the PRC related to the Issuer, Article 177 does not apply to documents and/or materials submitted to NASDAQ in connection with the Issuer’s application, and potentially, documents and/or materials requested by NASDAQ from the Issuer, once listed, in connection with NASDAQ’s regulatory responsibilities related to oversight of its issuer companies.

As of the date of this Opinion, the above analysis has not been confirmed with the CSRC.

B.	Opinions Regarding Question 14

To the best of our knowledge, after due inquiries, (i) the Issuer’s main business operation is located in Hong Kong, and the Group Companies currently do not have any operation in the PRC; (ii) since the Shenzhen Subsidiary has been deregistered on March 21, 2023, the Group Companies currently do not have any subsidiary nor have entered into any contractual arrangements to establish a variable interest entity structure with any entity in the PRC; (iii) the Group Companies have not engaged in any activity dealing with personal information of any natural person located within the territory of the PRC, or any activity dealing with any other data information of any individuals or entities located within the territory of the PRC.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(1)	the Issuer shall not be deemed as “personal information processor”, “critical infrastructure information operator”, “personal information processor who has a large user base and/or operates complex types of businesses”, or “entrusted party” under the Personal Information Protection Law; and

(2)	neither Article 41 of the Personal Information Protection Law nor Article 36 of the Data Security Law shall be applied to the Issuer, and therefore the Issuer is currently not required to obtain any permission or approval from the CSRC, the CAC, or any other PRC governmental authorities in respect of the documents, information and/or materials submitted to NASDAQ in connection with its application and its continuous obligation to supply information once listed.

Legal Opinion on Certain PRC Legal Matters

C.	Opinions Regarding Question 17 & 18

The Trial Measures and Circular refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration and clarify the criteria for determining whether a listing constitutes an indirect overseas listing in an overseas market.

Given that the Issuer is a company duly incorporated in the BVI, and, to the best of our knowledge, after due inquiries, (i) the Issuer’s main business operation is located in Hong Kong; (ii) the Group Companies currently do not have any subsidiary nor have entered into any contractual arrangements to establish a variable interest entity structure with any entity in the PRC; (iii) the Issuer fails to meet the conditions under Article 15 of the Trial Measures and Circular which constitute an indirect overseas listing in an overseas market.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, the Trial Measures and Circular shall not be currently applied to the Issuer and thus the Issuer (i) is currently not required to obtain any permission or approval from the CSRC, CAC or any other PRC governmental authorities in respect of the documents, information and/or materials submitted to NASDAQ in connection with its application and its continuous obligation to supply information once listed; and (ii) is not required to file with the CSRC under the Trial Measures and Circular for its securities offering and listing on the NASDAQ. In addition, to the best of our knowledge, after due inquiries, no CAC or other regulatory agency or administration has contacted the Issuer or the Company in connection with the Issuer’s proposed listing on NASDAQ or require the Issuer to obtain regulatory approval from any Chinese authorities before listing in the U.S.

Our Opinions expressed above are subject to the following qualifications (where applicable):

(1)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(2)	The Standing Committee of the National People’s Congress shall have the final interpretation right of the PRC Securities Law, the Personal Information Protection Law and the Data Security Law, and CSRC and CAC shall have the right to interpret the implementation of such PRC Laws to some extent. There is no guarantee that the relevant governmental or regulatory authorities will not take a view that is contrary to or otherwise different from our Opinion stated above.

(3)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

Legal Opinion on Certain PRC Legal Matters

(4)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

(5)	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this Opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this Opinion.

This Opinion is given for the benefit of the addressee hereof, and without our express prior written consent, may not be relied upon by any person or entity other than the addressee.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Legal Opinion on Certain PRC Legal Matters

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Yours sincerely,

ZHONG LUN LAW FIRM

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